Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO
973-575-1300, ext. 1202
mnc@merrimacind.com

Merrimac Reports Restatement of Second Quarter 2008 Results

WEST CALDWELL, N.J. November 18, 2008: Merrimac Industries, Inc. (Amex: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced the restatement of results for the second quarter and first six months of 2008.

On November 17, 2008, the Audit Committee of Merrimac Industries, Inc. determined that reissuing the previously filed financial statements for the fiscal 2008 second quarter was appropriate to correct the accounting errors discovered by management. These errors arose from control deficiencies created by turnover of accounting personnel and the implementation of a new financial accounting system. The second quarter errors include a $33,937 overstatement of net sales and corresponding $33,937 understatement of customer deposits; a $211,603 understatement of inventory and corresponding $211,603 overstatement of cost of sales; resulting in a $177,666 understatement of net income.

The Audit Committee concluded that the aggregate impact of these errors is material to the fiscal 2008 second quarter financial statements. Therefore, the Company is restating the previously filed financial statements for the fiscal 2008 second quarter and these financial statements should no longer be relied upon. The Audit Committee also concluded that the Company’s internal controls over financial reporting were not effective in the fiscal 2008 second quarter due to material weaknesses. Accordingly, management’s report on Controls and Procedures included in the Quarterly Report on Form 10-Q for the period ending June 28, 2008 should no longer be relied upon. In connection with these errors and weaknesses, management has developed a remediation plan that is more fully addressed in the Form 10-Q/A for the fiscal 2008 second quarter.

As a result of the adjustments, the fiscal 2008 second quarter financial statements are being restated as follows:

	Three Months Ended June 28, 2008 ($)		Six Months Ended June 28, 2008 ($)
Consolidated Statement of Operations	Previously Reported	Restated	Previously Reported	Restated
Net Sales	7,524,203	7,490,266	13,281,889	13,247,952
Cost of Sales	4,308,912	4,097,309	7,760,872	7,549,269
Net Income	383,672	561,338	11,437	189,103
Net Income per Common Share - Basic	.13	.19	0.06
Net Income per Common Share - Diluted	.13	.19	0.06

	As Of June 28, 2008 ($)
Consolidated Balance Sheet	Previously Reported	Restated
Inventories, Net	6,462,065	6,673,668
Total Current Assets	15,023,672	15,235,275
Total Assets	25,845,158	26,056,761
Customer Deposits	483,393	517,330
Total Current Liabilities	4,315,747	4,349,684
Total Liabilities	7,616,025	7,649,962
Retained Earnings	1,185,361	1,363,027
Total Stockholder Equity	18,229,133	18,406,799
Total Liabilities and Stockholders’ Equity	25,845,158	26,056,761

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module used in High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ and San Jose, Costa Rica and has approximately 210 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip and bonded stripline Teflon (PTFE) circuits and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM®, System In A Package®, SIP® and Total Integrated Packaging Solutions® are registered trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. please visit our website http://www.merrimacind.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; the possibilities of impairment charges to the carrying value of our Multi-Mix® assets, thereby resulting in charges to our earnings; risks associated with adequate capacity to obtain raw materials and reduced control over delivery schedules and costs due to reliance on sole source or limited suppliers; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer or OEM customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; general economic and industry conditions; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.